UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2017

GENEREX BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

10102 USA Today Way, Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.02. Termination of a Material Definitive Agreement

Generex Biotechnology Corporation’s (the “Company” or “Generex’) Letter of Intent dated January 16, 2017, as amended (the “LOI”), between the Company and Emmaus Life Sciences, Inc. (“Emmaus”) was terminated on May 16, 2017.

The LOI provided, among other things, for Generex’s acquisition of a controlling interest in Emmaus’ capital stock for a total consideration of $225,000,000, consisting of $10,000,000 in cash and $215,000,000 worth of shares of Generex common stock, in accordance with the terms and conditions of the LOI. The Company had paid an aggregate $4,000,000 in cash deposits to Emmaus under the LOI. Emmaus is required to repay the $4,000,000 within sixty days after termination of the LOI.

The LOI was predicated upon a timeline for the implementation of Generex’s reorganization plan, which included, among other things, the acquisition of the Emmaus capital stock, the acquisition of the capital stock of Hema Diagnostic Systems, Inc., a reverse stock split, an increase in the authorized number of shares of Generex common stock (to be approved at a stockholders’ meeting), and raising capital.  At that time, Generex management considered the timeline to be reasonable and achievable.  However, the Company subsequently encountered unanticipated regulatory and operational issues that delayed the implementation of the reorganization plan, including, among other things:  the design, negotiation, and implementation of the program to eliminate Generex’s outstanding warrants and preferred stock; the preparation and filing of the January 31 Form 10-Q Interim Report which incorporated accounting treatment for the Hema Diagnostic Systems, LLC acquisition; regulatory approval of the reverse stock split; the premature termination of the convertible preferred stock financing program after having raised $3,000,000; and, a delay in the timing of the stockholders’ meeting occasioned by regulatory and audit issues associated with the prospective consolidation accounting for the Emmaus acquisition, in respect of which a satisfactory resolution has not been achieved.

As a result of the foregoing, the timeline for a successful closing of the transaction no longer meets the needs of either party. Emmaus had the right to terminate the LOI based on the delay in the stockholders’ meeting. On May 16, Emmaus formally terminated the LOI.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: May 22, 2017	/s/ Mark A. Fletcher
Mark A. Fletcher
Executive Vice President and General Counsel

3